EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 6, 2006, accompanying the consolidated financial statements and financial statement schedule II of The Coast Distribution System, Inc. and Subsidiaries (the Company) as of December 31, 2005 and for the two years ended December 31, 2005 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of that report in the Company’s Registration Statements on Forms S-8 (File Nos. 333-136864, 333-52876, 333-55941, and 333-55933).

/s/ Grant Thornton LLP

San Jose, California

March 30, 2007